Exhibit 15.1
August 1, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our reports dated May 1, 2008 and July 31, 2008 on our review of interim financial information of Nabors Industries Ltd. and its subsidiaries (the “Company”) for the three month periods ended March 31, 2008 and 2007 and the three-month and six-month periods ended June 30, 2008 and 2007 and included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, respectively, are incorporated by reference in the Registration Statement on Form S-4 dated August 1, 2008 of Nabors Industries, Inc. and Nabors Industries Ltd.
Very truly yours,
/s/ PricewaterhouseCoopers LLP